Exhibit 99

Footnote to Box #1

Designated Filer is a Managing Member of Accel V Associates L.L.C.
(A5A), the general partner of Accel V L.P. (A5); a Managing Member of Accel Internet/Strategic Technology Fund Associates L.L.C.
(AISTFA), the general partner of Accel Internet/Strategic Technology Fund L.P. (AISTF); a general partner of Accel Investors 96 L.P. (AI96); and a Managing Member of Accel Keiretsu V Associates L.L.C. (AK5A), the general partner of Accel Keiretsu V L.P. (AK5). Designated Filer, A5A, AISTFA, AK5A, the other managing members of A5A, AISTFA and AK5A, and the other general partners of AI96 may be deemed to be beneficial owners of the reported shares but each disclaims beneficial ownership in the shares held by A5, AISTF, AK5 and AI96 except to the extent of any indirect pecuniary interest therein.


The Joint filers to this filing are:
Accel V L.P.
Accel V Associates L.L.C.
Accel Internet/Strategic Technology Fund L.P.
Accel Internet/Strategic Technology Fund Associates L.L.C.
Accel Keiretsu V L.P.
Accel Keiretsu V Associates L.L.C.
Accel Investors 96 L.L.C.
ACP Family Partnership L.P.
James R. Swartz
James W. Breyer
Eugene D. Hill
Homestake Partners L.P.
Luke B. Evnin
J. Peter Wagner

Please note that the electronic filer limits the number of filers to ten (10). Another filing will be submitted to include James W. Breyer, Eugene D. Hill, Luke B. Evnin and J. Peter Wagner.